EXHIBIT 2.2

FIRST AMENDMENT TO
AGREEMENT AND PLAN OF
REORGANIZATION

This First Amendment to Agreement and Plan of Reorganization (this “Amendment”) is entered into as of July 25, 2007, between Interactive Games, Inc., a Nevada corporation (the “IGAM”) and Nuvo Solar Energy, Inc., a Colorado corporation (the “Nuvo”).

A.  IGAM and Nuvo have entered into that certain Agreement and Plan of Reorganization dated April 23, 2007 (the “Exchange Agreement”) whereby all of the outstanding shares of Nuvo common stock will be acquired by IGAM in exchange for 1,000,000 shares of preferred stock in IGAM (the “Exchange”).

B.  IGAM and Nuvo have agreed to amend the Exchange Agreement to (i) have IGAM issue IGAM common stock directly to Nuvo shareholders in exchange for such shareholders shares of Nuvo common stock rather than first issuing IGAM preferred stock to the Nuvo shareholders; (ii) have the spin-off of IGAM’s operating subsidiary be a post-closing obligation of IGAM rather than a condition to closing, and (iii) make other changes to the Exchange Agreement as the parties have collectively deemed necessary or appropriate.

The parties hereby agree as follows:

Article 1
Amendment

1.1  Amendment to Exchange

.  In order to reflect a change in the structure of the Exchange, Recital D, Section 1.01, Section 1.02, Section 1.03, and Section 9.01 of the Exchange Agreement are hereby deleted in their entirety and replaced as set forth below.  Section 8.01(g) of the Exchange Agreement is hereby deleted in its entirety and the remaining sections of Articles 8 of the Exchange Agreement shall be adjusted accordingly.  All references to the defined term “IGAM Preferred Stock” in the Exchange Agreement are hereby replaced with the defined term “IGAM Shares” or, to the extent the context requires, are deleted.  Exhibit C to the Exchange Agreement is hereby deleted in its entirety.

“D. IGAM and NUVO propose to enter into this Agreement which provides among other things, that all of the outstanding shares of NUVO Common Stock be acquired by IGAM in exchange for a number of shares of IGAM Common Stock constituting approximately 66 2/3 % of the issued and outstanding number of shares of IGAM Common Stock immediately following the Effective Time (as defined in Section 2.01), on a fully diluted basis.”

“1.01  At the Effective Time, subject to the terms and conditions herein, each share of NUVO Common Stock issued and outstanding immediately prior to the Effective Time (other than Dissenting Shares, as defined in Section 1.04) shall be acquired by IGAM in exchange for a number of shares of IGAM Common Stock (rounded up to the nearest full share) equal to a fraction, (i) the numerator of which is equal to the product of (A) the aggregate number of shares of IGAM Common Stock issued and outstanding immediately prior to the Effective Time, on a fully diluted basis, multiplied by (B) two (2), and (ii) the denominator of which shall be the number of Shares of Nuvo Common Stock issued and outstanding immediately prior to the Effective Time, on a fully diluted basis (other than Dissenting Shares) (the “Exchange Ratio”).   The shares of IGAM Common Stock issued to the Shareholders shall be referred to herein as the “IGAM Shares”, and the exchange of all shares of NUVO Common Stock for IGAM Shares shall constitute the “Exchange”.  IGAM Shares shall be issued as set forth in Exhibit A to this Agreement.”

“1.02  For the purposes of determining the number of fully diluted shares of IGAM Common Stock issued and outstanding immediately prior to the Effective Time under Section 1.01 hereof, the parties agree that the number of shares of IGAM Common Stock shall include the number of shares IGAM Common Stock into which the Convertible Debt of IGAM (as defined in Section 8.01(i)) is convertible, as determined assuming a conversion price equal to 75% of the lowest closing price of the IGAM Common Stock (as reported by Bloomberg, LP) over the 20 trading days immediately prior to the Effective Date (as defined in Article 2).”

“1.03   As of the Effective Time, each outstanding stock certificate that immediately prior to the Effective Time represented shares of NUVO Common Stock shall be deemed for all purposes to evidence ownership and to represent the number of shares of IGAM Common Stock for which such shares of NUVO Common Stock have been exchanged pursuant to Section 1.01.  After the Effective Time, the holders of certificates evidencing outstanding shares of NUVO Common Stock immediately prior to the Effective Time shall deliver such certificates of NUVO Common Stock, duly endorsed so as to make IGAM the sole holder thereof, free and clear of all claims, and encumbrances and upon receipt of such certificates, IGAM shall deliver a transmittal letter directed to the transfer agent of IGAM directing the issuance of the IGAM Shares to the Shareholders as set forth on Exhibit A of this Agreement.  Any shares of IGAM Common Stock issued pursuant to this Agreement will not be transferable except (a) pursuant to an effective registration statement under the Securities Act or (b) upon receipt by IGAM of a written opinion of counsel for the holder reasonably satisfactory to

IGAM to the effect that the proposed transfer is exempt from the registration requirements of the Securities Act of 1933, as amended, and relevant state securities laws.  Restrictive legends shall be placed on all certificates representing IGAM Common stock issued pursuant to this Agreement as set forth in Section 12.02.”

“9.01 Name Change.  Within a reasonably practicable time after the Effective Time, IGAM shall change its name to China Nuvo Solar Energy, Inc.”

1.2  Amendment related to Spin-Off.   In order to reflect a change to the timing of the spin-off of IGAM’s operating subsidiary, Section 8.01(h) of the Exchange Agreement is hereby deleted in its entirety.  New Section 9.04 is hereby added to the Exchange Agreement as set forth below.

(a)   “9.04  Spin-Off.  Within a reasonably practicable time after the Effective Date, IGAM shall consolidate its operating assets into one or more operating subsidiaries (collectively, the “Operating Subsidiary”) and shall spin-off the Operating Subsidiary to its stockholders of record on a pro-rata basis as of July 10, 2007, which is the record date for such distribution, in a transaction which shall be, to the extent possible, tax-free to such stockholders and shall cause to have filed a registration statement on Form 10 or SB-2 for the Operating Subsidiary.”

1.3  Amendment to IGAM Liabilities.  In order to reflect a change in IGAM’s liabilities at Effective Time caused by the change in the timing of the spin-off of IGAM’s operating subsidiary, Sections 3.05, Section 5.01(c) and 8.01(i) of the Exchange Agreement are hereby deleted in their entirety, and Sections 3.05 and 5.01(c) are replaced as set forth below.

(a)  “3.05                      Absence of Undisclosed Liabilities.  IGAM has no material liabilities of any nature, whether fixed, absolute, contingent or accrued, which were not reflected on the most recently provided financial statements of IGAM (as required pursuant to Section 5.01(a) hereto) or otherwise disclosed in Schedule 3.05 hereto.”

(b)  “5.01(c)  Liens and Liabilities.  A complete and accurate list of all material liens, encumbrances, easements, security interests or similar interests in or on any of the assets of IGAM and all debts, liabilities and obligations of IGAM incurred or owing as of the date of this Agreement.”

1.4           Amendment to Notice Provision.  Section 13.03 of the Exchange Agreement is hereby amended to add the following person at the following address to receive copies of all notices delivered to IGAM:

“David Schaper
11 Oxford Drive
Lincolnshire, IL 60065”

Article 2
General Provisions

2.1  Exchange Agreement in Full Force and Effect.  The Exchange Agreement shall continue in full force and effect without amendment except as expressly provided for in this Amendment.

2.2  Severability.  If any term, provision, covenant or restriction of this Amendment is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Amendment shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties shall negotiate in good faith to modify this Amendment and to preserve each party’s anticipated benefits under this Amendment.

2.3  Amendment.  This Amendment may not be amended or modified except by an instrument in writing approved by the parties to this Amendment and signed on behalf of each of the parties hereto.

2.4  Miscellaneous.  This Amendment (together with all other documents and instruments referred to herein): (a) constitutes the entire agreement, and supersedes all other prior agreements and undertakings, both written and oral, among the parties, with respect to the subject matter hereof; and (b) shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns, but shall not be assignable by either party hereto without the prior written consent of the other party hereto.

2.5  Counterparts; Delivery.  This Agreement may be executed in any number of counterparts, and each such counterpart shall be deemed to be an original instrument, but all such counterparts together shall constitute but one agreement.  In addition, executed counterparts may be delivered by means of facsimile or other electronic transmission; and signatures delivered by those means shall be fully and validly binding to the same extent as the delivery of original signatures.

2.6  Governing Law.  This Agreement is governed by the internal laws of the State of Florida without regard to its conflicts-of-law principles.

The parties hereto are signing this First Amendment to Agreement and Plan of Reorganization as of the date first set forth above.

INTERACTIVE GAMES, INC. By: /S/ BARRY HOLLANDER Name: Barry Hollander Title: Chief Financial Officer	NUVO SOLAR ENERGY, INC. By: /S/ HENRY FONG Name: Henry Fong Title: President